                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-90113


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 19, 1999)

                                CORECOMM LIMITED

                           -------------------------

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                           AND SHARES OF COMMON STOCK

                           -------------------------

     This prospectus supplement, together with the prospectus, is to be used by certain selling securityholders to offer for resale up to $175,000,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the convertible notes. The last reported sale price per share for our common stock as reported on the Nasdaq National Market on November 23, 1999 was $44.88 per share.

                           -------------------------

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             This prospectus supplement is dated November 24, 1999
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     The prospectus dated November 19, 1999 relating to the offer for resale of up to $175,000,000 aggregate principal amount of convertible notes and shares of common stock issuable upon conversion of the convertible notes is hereby amended to replace the information in the table under the heading "Selling Securityholders" on page 77 with the information in the following table. We may further amend or supplement this table from time to time if necessary.

                                                                                                                PERCENT OF
                                   PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                    CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                                   BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS                AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------            -------------------   -----------------   -----------------   ------------   -----------
Donaldson, Lufkin & Jenrette
Securities Corporation...........     $ 26,392,000             15.1%                   0           642,298          2.2%
Reliance Insurance Company.......       25,000,000             14.3                    0           608,421          2.0
Deutsche Bank Securities Inc.....       14,250,000              8.1                    0           346,800          1.2
New York Life Insurance
  Company........................        9,300,000              5.3                    0           226,332            *
Lipper Convertibles, L.P. .......        8,250,000              4.7                    0           200,579            *
MFS Series Trust VI:
  MFS Utilities Fund.............        7,880,000              4.5                    0           191,774            *
BNP Arbitrage SNC................        7,500,000              4.3                    0           182,527            *
Baron Capital Partners, L.P......        7,000,000              4.0                    0           170,358            *
Baron Growth Fund Series of Baron
  Asset Fund.....................        5,000,000              2.9                    0           121,685            *
Baron Small Cap Series of Baron
  Asset Fund.....................        5,000,000              2.9                    0           121,685            *
MainStay Convertible Fund........        5,000,000              2.9                    0           121,685            *
Cumberland Partners..............        4,823,000              2.8                    0           117,376            *
CIBC World Markets
  International Arbitrage
  Corp...........................        4,500,000              2.6                    0           109,516            *
Van Kampen Harbor
  Fund Inc.......................        3,877,000              2.2                    0            94,354            *
Bankers Trust, Trustee for
  Chrysler Corp. Emp. #1 Pension
  Plan Dtd 4/1/89................        2,294,000              1.3                    0            55,829            *
Lipper Convertibles Series II,
  L.P. ..........................        2,000,000              1.1                    0            48,674            *
MFS/Sunlife Series Trust:
  Utilities Series...............        1,930,000                *                    0            46,970            *
New York Life Insurance and
  Annuity Corporation............        1,700,000                *                    0            41,373            *
Morgan Stanley Dean Witter.......        1,650,000                *                    0            40,156            *
Morgan Stanley Dean Witter
  Convertible Securities Trust...        1,500,000                *                    0            36,506            *
Van Kampen Utility Fund..........        1,380,000                *                    0            33,585            *
State Street Bank, Custodian for
  GE Pension Trust...............        1,216,000                *                    0            29,594            *
State of Connecticut Combined
  Investment Funds...............        1,070,000                *                    0            26,040            *
Fidelity Financial Trust:
  Fidelity Convertible Securities
  Fund...........................        1,000,000                *                    0            24,337            *
Chrysler Corporation Master
  Retirement Trust...............          920,000                *                    0            22,390            *
MFS Variable Insurance Trust: MFS
  Utility Series.................          870,000                *                    0            21,173            *
MFS Series Trust V: MFS Total
  Return Fund....................          816,000                *                    0            19,859            *

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
                                                                                                                PERCENT OF
                                   PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                    CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                                   BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS                AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------            -------------------   -----------------   -----------------   ------------   -----------
Van Kampen Convertible Securities
Fund.............................          743,000                *                    0            18,082            *
LongView Partners................          735,000                *                    0            17,888            *
Del Mintz........................          700,000                *                    0            17,035            *
Vanguard Convertible Securities
  Fund, Inc......................          630,000                *                    0            15,332            *
Southport Partners International,
  Ltd. ..........................          600,000                *                    0            14,602            *
Forest Global Convertible Fund
  Series A-5.....................          510,000                *                    0            12,412            *
TQA Master Fund, Ltd.............          500,000                *                    0            12,169            *
Bancroft Convertible Fund,
  Inc............................          500,000                *                    0            12,169            *
Ellsworth Convertible Growth and
  Income Fund, Inc...............          500,000                *                    0            12,169            *
Lazard Freres et Compagnie.......          500,000                *                    0            12,169            *
Irving B. Spitz..................          500,000                *                    0            12,169            *
OCM Convertible Trust............          495,000                *                    0            12,047            *
State Employees' Retirement Fund
  of the State of Delaware.......          490,000                *                    0            11,925            *
LongView Partners B, L.P. .......          487,000                *                    0            11,852            *
Partner Reinsurance Company
  Ltd............................          480,000                *                    0            11,682            *
Forest Fulcrum Fund LP...........          400,000                *                    0             9,735            *
TQA Master Plus Fund, Ltd........          350,000                *                    0             8,518            *
Cumber International NV..........          339,000                *                    0             8,250            *
Southport Management Partners,
  L.P. ..........................          300,000                *                    0             7,301            *
Warren Potash & Marie C. Potash
  Co-Trustees under Potash Living
  Trust Dtd 10/18/95.............          250,000                *               40,375             6,084            *
Value Line Convertible
  Fund, Inc......................          200,000                *                    0             4,868            *
Radix Associates.................          200,000                *                    0             4,868            *
Franklin & Marshall College......          174,000                *                    0             4,235            *
LongView Partners C, L.P. .......          162,000                *                    0             3,943            *
Penn Treaty Network America
  Insurance Co...................          155,000                *                    0             3,773            *
LDG Limited......................          150,000                *                    0             3,650            *
Motion Picture Industry Health
  Plan -- Active Member Fund.....          110,000                *                    0             2,677            *
Charles V. Schaefer, Jr. ........          101,000                *                    0             2,458            *
Bill W. Mintz TTEE Revocable
  Living Trust...................          100,000                *               29,700             2,434            *
Gary L. Mintz....................          100,000                *                2,612             2,434            *
Mark Mintz.......................          100,000                *                1,562             2,434            *
Deltec Asset Management
  Corporation....................          100,000                *                    0             2,434            *
Stuart Schapiro..................          100,000                *                    0             2,434            *

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
                                                                                                                PERCENT OF
                                   PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                    CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                                   BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS                AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------            -------------------   -----------------   -----------------   ------------   -----------
Joan Schapiro....................          100,000                *                    0             2,434            *
Lawrence Flinn, Jr.
  Master Partnership I...........          100,000                *                    0             2,434            *
Stanley Knapp....................          100,000                *                    0             2,434            *
LLT Limited......................          100,000                *                    0             2,434            *
Delta Associates Limited
  Partnership....................           98,000                *                    0             2,385            *
C-Valor Ltd. ....................           86,000                *                    0             2,093            *
Edwin L. Cox.....................           81,000                *                    0             1,971            *
Motion Picture Industry Health
  Plan -- Retiree Member Fund....           55,000                *                    0             1,338            *
Peter E. Haas and Miriam L.
  Haas...........................           39,000                *                    0               949            *
Lawrence J. Stupski Revocable
  Trust..........................           31,000                *                    0               754            *
Forest Alternative Strategies
  Fund II LP Series A5I..........           30,000                *                    0               730            *
Sylvan IMA Ltd. c/o Forest
  Investment Management LLC......           20,000                *                    0               487            *
Forest Alternative Strategies
  Fund II LP A5M.................           15,000                *                    0               365            *
The Stupski Family Trust.........           10,000                *                    0               243            *
Singer Associates................            8,000                *                    0               195            *
MFS Series Trust I: MFS
  Convertible Securities Fund....            3,000                *                    0                73            *
                                      ------------
    Total........................     $164,755,000

---------------
 *  Less than one percent.

(1) The shares of common stock to be registered by this prospectus are calculated on an "as converted" basis using the conversion rate described in this prospectus.

(2) Assumes conversion of all common stock registered by this prospectus.

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